                                                  Exhibit 99.1
News Release
Contacts:

Media:	Susan Gallagher	Leigh Morris	Erica Abbett	Natalie Hemmer	Investors: Bruce Steinke
	314-554-2175	217-535-5228	314-206-0646	217-424-7541	314-554-2574

FOR IMMEDIATE RELEASE

Ameren Illinois Utilities Tell Legislative Committee That Extension of Electric Rate
Freeze Will Result in Significant Loss of Jobs, Financial Insolvency for Utilities

Rate Freeze Extension Creates Significant Risk Of Power and Gas Supply
Disruptions for Ameren Illinois Utilities’ Customers

Decatur, Ill.; Peoria, Ill.; Springfield, Ill., Oct. 9, 2006—Grave consequences---the insolvency of the Ameren Illinois utilities, significant job losses and significant risk of disruption in electric and gas service ---will be the consequences of a proposed electric rate freeze extension for Ameren’s Illinois utilities—AmerenCILCO, AmerenCIPS and AmerenIP.

“It’s important for people to understand that if legislators extend the rate freeze, cash and available credit will dry up. Consequently, Ameren Illinois utilities will no longer be able to buy power and natural gas,” says Ameren Illinois utilities President Scott A. Cisel. “In order to avoid power and gas supply disruptions, we believe it is likely the state would have to step in and pay for these critical commodities, or our Illinois customers will face service disruptions in a matter of months just like those that occurred in California. If rates are frozen, the credit ratings of Ameren Illinois utilities will be slashed to deep junk status; we will then run out of cash and available credit and be unable to borrow. I can foresee a situation that will affect the quality of life of our customers in Illinois if the state fails to make sound policy decisions on this critical issue.”

Cisel outlines these consequences today at a 1 p.m. committee hearing conducted by the House of Representatives Electric Utility Oversight Committee of the Illinois General Assembly.

The hearing comes on the heels of calls for an extension of the current rate freeze in Illinois, where Ameren Illinois utilities’ customers have not had an increase in electric rates for 15 to 25 years. In 2007, the average electric increase for residential customers would be about $1 per day. Since Ameren’s Illinois utilities own no generation, the companies must purchase power from the competitive market to provide customers’ energy needs. Higher electric rates in 2007 will primarily result from higher electric supply costs. In 2007, these costs would be passed on to customers—dollar-for-dollar with no mark-up for the utilities.

If the decade-long rate freeze were extended into 2007, Ameren Illinois utilities would spend approximately $1 billion annually or $2.5 million per day more for power than they could charge their customers. To put this in perspective, the Ameren Illinois utilities earned only $165 million all of last year.

Cisel said a rate freeze extension would lead to the Ameren Illinois utilities being insolvent by February 2007 or sooner. Suppliers would likely cut off the supply of electricity and natural gas. Without a state bail-out, the prospects increase significantly for black-outs or rotating brown-outs and the disruption of gas supply serving the more than one million electric and 800,000 natural gas customers of Ameren Illinois utilities.

Cisel outlined steps the companies would be forced to take to maintain solvency as long as possible should a rate freeze become a reality:

-- more --

Add One
•	There would be the immediate elimination of 700 jobs---25 percent of Ameren Illinois utilities’ total work force;
•	Nearly all of the companies’ contractors would be laid off—with job losses totaling another 700 people;
•	Reliability projects—including tree trimming--would stop;
•	Connections for new homes and businesses would be delayed for months;
•	Response to customer calls would stretch from seconds today to many minutes; and
•	All community donations and projects would be discontinued.

“Even with these drastic measures and our best efforts to keep the lights on and the gas flowing, the Ameren Illinois utilities will very quickly simply run out of cash and be unable to borrow,” says Cisel. “In the end, just as when the state of California froze rates and had to step in when its utilities were unable to recover the costs of purchasing power, we believe it is likely that the state of Illinois would end up footing the bill to keep the lights on. As a result, Illinois customers would likely end up paying more for their power than they would have paid if the rate freeze extension had not been implemented. History has shown us the high cost and the devastating consequences of a rate freeze.”

He added that the only answer to this crisis is to allow Illinois companies to recover the full costs of providing electricity in a timely manner. “We realize that even after 15 to 25 years with no electric rate increases, any increase will be hard on our customers, especially those with low or fixed incomes.”

To respond to the needs of residential customers, the Ameren Illinois utilities have offered a plan that would allow customers to phase in the expected electric rate increases. For the residential customer who chooses to participate in this plan, that customer’s 2007 electric bill would increase an average of 30 cents per day. In addition, the Ameren Illinois utilities have also proposed an additional contribution of $5 million to their Dollar More and Warm Neighbors energy assistance and conservations programs. The companies would also continue their public education efforts encouraging customers to save energy.

Ameren Corporation (NYSE: AEE), through its subsidiaries, serves 1.2 million electric and nearly 800,000 natural gas customers in Illinois.

FORWARD-LOOKING STATEMENTS

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown factors that may cause actual results to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “will,” or other similar words and phrases often identify forward-looking statements. It is important to note that actual results may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, regulatory actions, including changes in regulatory policies and ratemaking determinations; changes in laws and other governmental actions, including monetary and fiscal policies; the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expire in Illinois at the end of 2006; business and economic conditions, including their impact on interest rates; disruptions of the capital markets or other events that make access to necessary capital more difficult or costly; actions of credit rating agencies and the effects of such actions; legal and administrative proceedings; and other factors described in more detail in filings with the Securities and Exchange Commission. The companies do not undertake to update our forward-looking statements.

#    #    #